Exhibit (a)(12)

DOMINI INVESTMENT TRUST

Amendment

to Declaration of Trust

February 26, 2018

The undersigned, constituting at least a majority of the Trustees of the Trust named above and acting pursuant to the Trust’s Second Amended and Restated Declaration of Trust as most recently amended and restated as of May 15, 2001 (as amended and in effect from time to time) (the “Declaration of Trust”), do hereby certify that in accordance with the provisions of the first sentence of Section 9.3(a) of the Declaration of Trust, the following amendment to the Declaration of Trust has been duly adopted by at least a majority of the Trustees of the Trust, effective as of February 26, 2018:

(a)        Section 10.3 of the Declaration of Trust is amended to read in its entirety as follows:

Section 10.3. Principal Office. The principal office of the Trust shall be 180 Maiden Lane, Suite 1302, New York, NY 10038. The agent for service of process in the Commonwealth of Massachusetts is Amy Domini Thornton, 230 Congress Street, Boston, Massachusetts 02110. The Trustees, without a vote of Shareholders, may change the principal office or registered agent of the Trust.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

/s/Amy Domini Thornton Amy Domini Thornton, as Trustee and not individually	/s/Gregory A. Ratliff Gregory A. Ratliff, as Trustee and not individually

/s/Kirsten S. Moy Kirsten S. Moy, as Trustee and not individually	/s/John L. Shields John L. Shields, as Trustee and not individually

A copy of the Declaration of Trust, together with all amendments, is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that each signatory above has executed this Amendment to the Declaration of Trust as a trustee, and not individually. The obligations arising out of the Declaration of Trust are not binding upon any trustee, shareholder, officer, employee or agent of the Trust individually.

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